Exhibit 10.3

OPERATIONAL SERVICES AGREEMENT

This OPERATIONAL SERVICES AGREEMENT (this “Agreement”), dated as of             , 2015 (the “Effective Date”), is made and entered into by and between HESS CORPORATION, a Delaware corporation (“Hess”), HESS MIDSTREAM PARTNERS GP LLC, a Delaware limited liability company (the “Company”), and HESS MIDSTREAM PARTNERS GP LP, a Delaware limited partnership (the “MLP GP LP”, and together with the Company, the “General Partner”). Hess and the General Partner are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, in connection with the initial public offering of common units representing limited partner interests in Hess Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Hess and its Affiliates will contribute to the Partnership, directly or indirectly, partial ownership interests in Hess TGP Operations LP, a Delaware limited partnership (“HTGP Opco”), and Hess North Dakota Export Logistics Operations LP, a Delaware limited partnership (“Logistics Opco”), and all of the ownership interests in Hess TGP GP LLC, a Delaware limited liability company and the general partner of HTGP Opco, Hess North Dakota Export Logistics GP LLC, a Delaware limited liability company and the general partner of Logistics Opco, and Hess Mentor Storage Holdings LLC, a Delaware limited liability company;

WHEREAS, the Company is the sole general partner of the MLP GP LP, and the MLP GP LP is the sole general partner of the Partnership;

WHEREAS, the Partnership, through the other members of the Public Company Group (as hereinafter defined), owns the Public Company Group Assets (as hereinafter defined);

WHEREAS, the General Partner, for and on behalf of the Public Company Group, will control and operate (or cause the other members of the Public Company Group to control and operate) the Public Company Group Assets and conduct the affairs of the Public Company Group;

WHEREAS, the General Partner desires for Hess to provide certain services necessary to operate, manage and maintain the Public Company Group Assets on the terms and conditions described herein; and

WHEREAS, Hess may from time to time request that the Public Company Group provide services to Hess and its Affiliates on the terms and conditions described herein.

NOW, THEREFORE, for and in consideration of the foregoing, the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS; INTERPRETATION

(a) Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (a) no member of the Public Company Group shall be deemed to be an “Affiliate” of Hess nor shall Hess be deemed to be an “Affiliate” of any member of the Public Company Group, (b) a Person who is a limited partnership and has a common general partner with another Person, directly or indirectly, shall be deemed to be an “Affiliate” of such other Person, and (c) no member of the Public Company Group shall be deemed to be an “Affiliate” of any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment, including any holding company of such Person, nor shall any Person in which any investment fund managed by Global Infrastructure Management, LLC has made an investment, including any holding company of such Person be deemed to be an “Affiliate” of any member of the Public Company Group.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Law” means any applicable statute, law, regulation, ordinance, rule, determination, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, requirement, or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect.

“Business Day” means any day except for Saturday, Sunday or a legal holiday in Texas.

“Claim” means any existing or threatened future claim, including third-party claims, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

“Claiming Party” has the meaning set forth in the definition of Force Majeure.

“Company” has the meaning set forth in the Preamble.

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological and financial information.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Effective Date, by and among Takota LP, Takota GP, the Company, the Partnership, HTGP Opco, Logistics Opco and the other parties thereto, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Control” and its derivatives mean, with respect to any Person, the possession, directly or indirectly, of (a) the power to direct or cause the direction of the management and policies of a Person, whether by contract or otherwise, (b) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a corporation), where such Person is a corporation, the power to exercise or determine the voting of more than 50% of the voting rights in such corporation, (c) without limiting any other subsection of this definition, if applicable to such Person (even if such Person is a limited partnership), where such Person is a limited partnership, ownership of all of the equity of the sole general partner of such limited partnership, or (d) without limiting any other subsection of this definition, if applicable to such Person, in the case of a Person that is any other type of entity, the right to exercise or determine the voting of more than 50% of the Equity Interests in such Person having voting rights, whether by contract or otherwise.

“Effective Date” has the meaning set forth in the Preamble.

“Equity Interests” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event, and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Facilities” means the Tioga Gas Plant, the Tioga Rail Terminal, the Ramberg Truck Facility and the Mentor Storage Terminal.

“Force Majeure” means an event that (a) is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), (b) that prevents the Claiming Party’s performance or fulfillment of any obligation of the Claiming Party under this Agreement (other than the payment of money), and (c) that by the exercise of due diligence the Claiming Party is unable to avoid or overcome in a commercially reasonable manner. An event of Force Majeure includes, but is not restricted to: (i) acts of God; (ii) wars (declared or undeclared); (iii) insurrections, hostilities, riots, industrial disturbances, blockades or civil disturbances; (iv) epidemics, landslides, lightning, earthquakes, washouts, floods, fires, storms or storm warnings; (v) acts of a public enemy, acts of terror, or sabotage; (vi) explosions, breakage or accidents to machinery or lines of pipe; (vii) hydrate obstruction or blockages of any kind of lines of pipe; (viii) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (ix) mining accidents, subsidence, cave-ins and fires; and (x) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent reasonable, such action or restraint).

“Force Majeure Notice” has the meaning set forth in Section 11.

“General Partner” has the meaning set forth in the Preamble to this Agreement.

“Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

“Hess” has the meaning set forth in the Preamble to this Agreement.

“Hess Indemnified Parties” has the meaning set forth in Section 10(b).

“Hess Services” has the meaning set forth in Section 2(a).

“HTGP Opco” has the meaning set forth in the Recitals.

“Initial Term” has the meaning set forth in Section 5.

“Interest Rate” means the percentage rate per annum which shall be equal to the Prime rate as quoted by Bloomberg which appears on the screen display designated as “PRIME Index” (or such other screen display that may replace it in the future) at or after 5:00pm EST time on the relevant Business Day or, if such day is not a Business Day, on the previous Business Day, plus an additional two percentage points (or if such rate is contrary to any Applicable Law, the maximum rate permitted by such Applicable Law).

“Logistics Opco” has the meaning set forth in the Recitals.

“Loss” and “Losses” shall have the meaning set forth in Section 10(a).

“MLP GP LP” has the meaning set forth in the Preamble.

“Non-Public Company Group” means, as of any date of determination, Takota LP, Takota GP and each of their respective Subsidiaries, collectively, but specifically excluding any member of the Public Company Group as of such date.

“Notice” shall have the meaning set forth in Section 13.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Effective Date, by and among Hess, the MLP GP LP, the Partnership, and the other parties thereto, as the same may be amended, supplemented or restated from time to time.

“Partnership” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, partnership, limited partnership, joint venture, corporation, limited liability company, limited liability partnership, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Public Company Group” means, at any date of determination, (a) the Partnership, (b) the Company, (c) the MLP GP LP, and (d) the respective Subsidiaries of the Partnership, the Company and/or the MLP GP LP, all of the foregoing being treated as a single consolidated entity.

“Public Company Group Assets” means (a) means the Facilities, including all pipelines, storage tanks, terminal facilities, truck facilities, truck racks, rail facilities, rail racks, rail cars, offices and related equipment, real estate and other assets, or portions thereof, in each case, indirectly conveyed, contributed or otherwise transferred, or intended to be indirectly conveyed, contributed or otherwise transferred, to the Partnership or any other member of the Public Company Group from Takota LP or any other member of the Non-Public Company Group pursuant to the Contribution Agreement, together with the additional conveyance documents and instruments contemplated or referenced thereunder, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Public Company Group prior to or as of the Effective Date, (b) any assets owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Public Company Group from and after the Effective Date, and (c) any other assets in support of which the Parties mutually agree that Hess will provide Services hereunder; provided, however, as of any date of determination, the “Public Company Group Assets” shall not include any assets described above that are owned or held by a member of the Non-Public Company Group as of such date.

“Public Company Group Indemnified Parties” has the meaning set forth in Section 10(a).

“Public Company Group Services” has the meaning set forth in Section 2(b).

“Receiving Party Personnel” has the meaning set forth in Section 14(d).

“Renewal Term” has the meaning set forth in Section 5.

“Secondment Agreement” means that certain Employee Secondment Agreement, dated as of the Effective Date, by and among Hess, Hess Trading Corporation, the MLP GP LP and the Company, as the same may be amended, supplemented or restated from time to time.

“Service Coordinator” has the meaning set forth in Section 6(a).

“Service Provider” means the Party providing (or causing to be provided) Services hereunder.

“Service Recipient” means the Party receiving Services hereunder.

“Services” has the meaning set forth in Section 2(b).

“Special Damages” has the meaning set forth in Section 10(d).

“Subsidiary” means, with respect to any Person, any other Person in which such first Person, directly or indirectly, owns an Equity Interest.

“Takota GP” means Hess Infrastructure Partners GP LLC, a Delaware limited liability company and the general partner of Takota LP.

“Takota LP” mean Hess Infrastructure Partners LP, a Delaware limited partnership.

(b) Interpretation. In this Agreement, unless a clear contrary intention appears: (i) the singular includes the plural and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) reference to any gender includes each other gender; (iv) reference to any agreement (including this Agreement), document or instrument means such agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement; (v) reference to any Article, Section, Exhibit, Schedule, subsection and other division means such Article, Section, subsection or other division of, and Exhibit and Schedule to, this Agreement, and references in any Section or definition to any clause means such clause of such Section or definition, unless, in each case, the context requires otherwise; (vi) “hereunder,” “hereof,” “hereto” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof or thereof; (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (viii) relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including.”

2.	SERVICES

(a) Hess shall provide to the General Partner, on behalf of the Public Company Group, the services set forth on Schedule A hereto (the “Hess Services”) with respect to the Public Company Group Assets, which Hess Services, the Parties agree, shall be performed under the direction, control and supervision of the General Partner, on behalf of the Public Company Group. The Parties acknowledge that Hess may subcontract with its Affiliates and third parties for the provision of the Hess Services, and that any such subcontractors will be under the direction, control and supervision of Hess. The Parties acknowledge and agree that there may be certain additional services that the General Partner, on behalf of the Public Company Group, will request that Hess provide from time to time. In the event of such a request, the Parties agree to negotiate in good faith the terms and conditions of the provision by Hess of such additional services, including the fees to be paid by the General Partner (or another member of the Public Company Group, as applicable) on behalf of the Public Company Group, with respect to such additional services. Upon the mutual agreement of the Parties, Schedule A shall be updated to reflect such additional services and any such additional services shall be deemed to be “Hess Services” for all purposes hereunder.

(b) The Parties acknowledge and agree that Hess may, from time to time, request that one or more members of the Public Company Group provide various services to Hess and its

Affiliates (the “Public Company Group Services” and, together with the Hess Services, the “Services”). In the event of such a request, the Parties agree to negotiate in good faith the terms and conditions of the provision by such member(s) of the Public Company Group of such Public Company Group Services, including the fees to be paid by Hess with respect to such Public Company Group Services. For the avoidance of doubt, any Public Company Group Services shall be exclusive of the services being provided by the members of the Public Company Group to Hess under any other agreement between the Parties as of the date hereof.

3.	FEES; REIMBURSEMENT

(a) The General Partner, on behalf of the Partnership, shall, or shall cause another member of the Public Company Group to, pay to Hess the fees set forth on Schedule B hereto for the Hess Services.

(b) In addition to the fees described in Section 3(a) above, the General Partner, on behalf of the Public Company Group, shall, or shall cause another member of the Public Company Group, to reimburse Hess for any direct costs actually incurred by Hess and its Affiliates in providing Hess Services hereunder; provided, however, that no member of the Public Company Group shall be required to pay or reimburse Hess for Hess Services that Hess otherwise provides to support Hess’s own assets or the assets of its Affiliates (other than the members of the Public Company Group).

(c) In addition to any fees negotiated and established from and after the date hereof with respect to the Public Company Group Services, Hess shall reimburse the members of the Public Company Group for any direct costs actually incurred by such Person(s) in providing the Public Company Group Services hereunder; provided, however, that Hess shall not be required to pay or reimburse any member of the Public Company Group for any Public Company Group Services that a member of the Public Company Group otherwise provides to support the Public Company Group Assets.

(d) For the avoidance of doubt, the Hess Services will be in addition to, and not in duplication of, the services that will be provided to the Public Company Group by Hess and its Affiliates under the Omnibus Agreement and the functions performed by the employees seconded to the Public Company Group under the Secondment Agreement, and Hess shall not be entitled to payment or reimbursement under this Agreement for any costs or expenses for which Hess is entitled to payment or reimbursement under the Omnibus Agreement or which are intended to be covered by the Secondment Fee under the Secondment Agreement.

4.	PAYMENTS; AUDIT

(a) Each Service Provider shall invoice the applicable Service Recipient on a monthly basis with respect to Services provided during the preceding month to such Service Recipient, with any such invoice including any and all fees payable hereunder with respect to such Services, all amounts reimbursable to such Service Provider with respect to such Services, and all adjustments due to such Service Provider pursuant to the terms of this Agreement. Upon receipt of such invoice, each such Service Recipient shall, or shall cause its Affiliate, as applicable, to, pay such invoice by the later of (i) 30 calendar days after receipt of the Service Provider’s invoice and (ii) the last Business Day of the month in which the applicable Service Recipient received such invoice, except for any amounts that are being disputed in good faith by the General Partner. If the Service Provider determines that the amount reflected on any invoice previously sent to, and paid by, the Service Recipient (or its Affiliate, as applicable) did not accurately state the amounts owed by such Service Recipient under this Section 4(a), the Service Provider shall include appropriate adjustments on the next invoice; provided, however, that such adjustments shall be included only to the extent that they relate to a month in the same calendar quarter as such invoice relates; provided further that the Service Recipient and the Service Provider shall negotiate, in good faith, the timing of payment of any such adjustments. Any such adjustments shall be separately stated and computed in such detail as is mutually agreed by the Service Recipient and the Service Provider. For the avoidance of doubt, any adjustments that do not relate to a month in the same calendar quarter as such invoice relates shall not be due and payable by the Service Recipient or its Affiliates. Any past due payments owed by a Service Recipient to a Service Provider shall accrue interest, payable on demand, at the Interest Rate from the due date of the payment through the actual date of payment.

(b) The Parties shall keep books of account and other records, in reasonable detail and in accordance with generally accepted accounting principles and industry standards, consistently applied, with respect to the Services provided and the fees charged hereunder, including time logs (or similar time-allocation materials), receipts and other related back-up materials. Such books of account and other records shall be open for a Service Recipient’s inspection during normal business hours, upon at least five Business Days’ prior written Notice, for at least 12 months following the end of the calendar year in which such Services were provided. This inspection right will include the right of the applicable Service Recipient to have its accountants or auditors review such books and records. Notwithstanding anything to the contrary herein, if an audit reveals that the Service Recipient (or its Affiliate, as applicable) paid more than the applicable fees for any applicable audited period or service, the Service Provider shall reimburse the Service Recipient (or its Affiliate, as applicable) for any amounts overpaid, together with interest at the Interest Rate accruing from the date such fees were paid by the Service Recipient (or its Affiliate, as applicable) to the date any overpayment was reimbursed by the Service Provider.

5.	TERM; RENEWAL

Subject to Section 8, this Agreement shall have a term beginning on the Effective Date and shall terminate on the tenth anniversary of the Effective Date (the “Initial Term”); provided, however, that this Agreement may be extended by the General Partner for one renewal term of ten years (the “Renewal Term”). To commence the Renewal Term, the General Partner shall provide written Notice to Hess of the General Partner’s intent to renew this Agreement no less than 90 days prior to the end of the Initial Term.

6.	COVENANTS

(a) Service Coordinators. The General Partner and Hess shall each designate a contact Person (each, a “Service Coordinator”) who shall (i) serve as the primary point of contact for communications among the Parties relating to the day-to-day provision of the Services, (ii) have overall responsibility for managing and coordinating the performance of the

Parties’ obligations under this Agreement and (iii) be authorized to act for and on behalf of the appointing Parties concerning all matters relating to this Agreement. The General Partner and Hess may each remove its respective Service Coordinator upon written Notice to the other Party’s respective Service Coordinator; provided that the Party removing such Service Coordinator promptly designates a replacement thereof and provides Notice to the other Parties of the new Service Coordinator so designated.

(b) Access to Premises. Each Party shall give the other Parties reasonable access to its and its Affiliates’ premises as may be required for the other Parties to provide or receive the Services hereunder. Unless otherwise agreed to in writing by the Parties, each Party and its Affiliates shall: (i) use the premises of the other Parties solely for the purpose of providing or receiving the Services and not to provide goods or services to or for the benefit of any third party or for any unlawful purpose; (ii) comply with all policies and procedures governing access to and use of such premises made known to such Party in advance, including all reasonable security requirements applicable to accessing the premises and any systems, technologies, or assets of the other Parties; (iii) instruct its employees, personnel, contractors, subcontractors and vendors, when visiting the premises, not to photograph or record, duplicate, remove, disclose, or transmit to a third party any of the other Parties’ Confidential Information, except as necessary to perform or receive the Services; and (iv) return such space to the other Parties in the same condition it was in prior to such Party’s use of such space, ordinary wear and tear excepted.

(c) Access to Systems. If any Party has been provided access (either on-site or remotely) to any other Party’s electronic information systems and records in connection with the Services, such Party shall limit such access solely to the use of such systems and records for purposes of the provision or receipt of the Services and shall not access, or attempt to access, the other Parties’ electronic information systems or records other than as may be agreed to by such Parties to the extent required for the provision or receipt of Services or those that are publicly available (e.g., public websites). Each Party shall limit such access to those of its employees, agents and representatives that have a bona fide need for such access in connection with the Services. Each Party shall follow, and shall cause all of its applicable employees, agents and representatives to follow, all of the other Parties’ security rules and procedures when accessing such Parties’ systems. All user identification numbers and passwords disclosed by a Party to any other Party and any information obtained by a Party as a result of such Party’s access to and use of any other Party’s computer systems shall be deemed to be, and treated as, Confidential Information of such other Party. Each Party shall cooperate in the investigation of any apparent unauthorized access to any electronic information system or records of any Party.

(d) Data Back-Up and Security. The Parties shall maintain industry standard data back-up and recovery procedures, as well as an industry standard disaster avoidance and recovery plan, in connection with all of its systems used in performing the Services. Each Service Provider shall maintain and enforce physical, technical and logical security procedures with respect to the access and maintenance of any Confidential Information of the other Parties that is in such Service Provider’s possession, which procedures shall: (i) be at least equal to industry standards; (ii) be in full compliance with Applicable Law; and (iii) provide reasonably appropriate physical, technical and organizational safeguards against accidental or unlawful destruction, loss, alteration, unauthorized disclosure, theft or misuse.

(e) Use of Resources. Each Service Provider shall have the right to use contractors, subcontractors, vendors or other third parties to assist such Service Provider in the provision of the Services hereunder. Such Service Provider shall be responsible for the Services performed by its respective subcontractors, and such Service Provider shall be the applicable Service Recipient’s primary point of contact regarding the Services provided by such Service Provider hereunder, including with respect to payment. No contractor, subcontractor, vendor or other third party will be provided access to any Confidential Information of any Service Recipient without first agreeing to protect such Confidential Information.

(f) Taxes. Each Service Recipient shall pay or cause to be paid all taxes, levies, royalties, assessments, licenses, fees, charges, surcharges and sums due of any nature whatsoever (other than income taxes, gross receipt taxes and similar taxes) imposed by any federal, state or local government that the applicable Service Provider incurs on such Service Recipient’s behalf for the Services provided by such Service Provider under this Agreement. If any Service Provider is required to pay any of the foregoing, the applicable Service Recipient shall, or, as applicable, shall cause another member of the Public Company Group or an Affiliate to, promptly reimburse such Service Provider in accordance with the payment terms set forth in this Agreement.

7.	STANDARD OF PERFORMANCE

Each Service Provider shall perform the Services using at least the same level of care, quality, timeliness, skill and adherence to applicable industry standards as such Service Provider does in providing similar services to such Service Provider’s respective Affiliates.

8.	TERMINATION

(a) Termination for Convenience. Any specific Hess Service, or all Hess Services, may be terminated by the General Partner upon 30 days’ prior written Notice to Hess. Any specific Public Company Group Service may be terminated by Hess upon 30 days’ prior written Notice to the General Partner.

(b) Termination for Default. If any Party is in default under this Agreement, then the non-defaulting Parties may, as their sole option, (1) terminate this Agreement immediately upon written Notice to the defaulting Party; provided that if either the General Partner or the Partnership is the terminating Party, then such termination shall be effective on the earlier of (x) 90 days following Hess’ receipt of such written Notice, and (y) the Parties entering into a transition services agreement pursuant to Section 8(f), (2) withhold any payments due to the defaulting Parties under this Agreement or (3) pursue any other remedy at law or in equity. For purposes of this Section 8(b), a Party shall be in default under this Agreement if:

(i) such Party materially breaches any provision of this Agreement and such breach is not cured within 15 Business Days after written Notice thereof (which written Notice shall describe such breach in reasonable detail) is received by such Party; or

(ii) such Party: (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Applicable Law, or has any such petition filed or commenced against it; (B) makes an assignment or any general arrangement for the benefit of creditors; (C) otherwise becomes bankrupt or insolvent (however evidenced); or (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets.

(c) Force Majeure. At any time a Force Majeure preventing performance of any of the Services hereunder continues for 12 consecutive months or more, any Party shall have the right to terminate its respective obligations under this Agreement with respect to the applicable Service suspended by such Force Majeure.

(d) Change of Control. At any time, should Hess and its Affiliates collectively cease to hold at least 15% of the issued and outstanding Equity Interests in Takota GP, then any Party may terminate this Agreement upon written Notice to the other Parties and such termination shall be effective on the earlier of (i) 90 days following the applicable Party’s receipt of such written Notice, and (ii) the Parties entering into a transition services agreement pursuant to Section 8(f).

(e) Effect of Termination. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate; provided, however, that (i) such termination shall not affect or excuse the performance of any Party for any breach of this Agreement occurring prior to such termination or for payment of any amounts due for Services provided prior to the such termination, and (ii) the following provisions of this Agreement survive the termination of this Agreement indefinitely: Section 10, Section 14 and Section 15. Upon the expiration or termination of this Agreement or any Service, each Service Provider shall return to the applicable Service Recipient any equipment or other property or materials of such Service Recipient (including but not limited to any materials containing Confidential Information) that are in the possession or control of such Service Provider or any of its contractors, subcontractors or vendors (except to the extent that such materials are required for use in connection with any Services that have not been terminated pursuant to Section 8(a)).

(f) Transition Services Upon Termination. Should a Notice of termination of this Agreement (in total, and not with respect to any individual Hess Service or Non-Public Company Group Service) be delivered pursuant to Section 8(b) or Section 8(d) (other than any such termination Notice delivered by Hess pursuant to Section 8(b) due to a Company default or a MLP GP LP default), then the Parties shall, during the pendency of such termination, use their commercially reasonable efforts to agree upon a transition services agreement.

9.	RELATIONSHIP OF THE PARTIES

This Agreement does not form a partnership or joint venture between the Parties nor does it make Hess an agent or a legal representative of any member of the Public Company Group. Hess shall not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Public Company Group.

10.	INDEMNIFICATION

(a) Indemnification by Hess. Hess shall indemnify and hold harmless the Public Company Group and the officers, directors, employees, agents and representatives of each member of the Public Company Group (collectively, the “Public Company Group Indemnified Parties”) from and against all Claims, and upon demand by the Public Company Group, shall protect and defend the Public Company Group Indemnified Parties from the same, alleged, asserted or suffered by or arising in favor of any Person, and shall pay any and all judgments or settlements of any kind or nature (to include interest) as well as court costs, reasonable attorneys’ fees and expenses and any expenses incurred in enforcing this indemnity provision (each such Claim, judgment, settlement, fee or expense, a “Loss” and collectively, “Losses”) incurred by, imposed upon or rendered against one or more of the Public Company Group Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Claims are foreseeable or unforeseeable, all to the extent that such Losses are in respect of or arise from (i) willful and material breaches by Hess of this Agreement or (ii) Claims by a third party relating to (A) willful and material breaches by Hess of this Agreement or (B) Hess’s gross negligence or willful misconduct in connection with the performance of the Hess Services; PROVIDED, HOWEVER, THAT HESS SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE PUBLIC COMPANY GROUP INDEMNIFIED PARTIES FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PUBLIC COMPANY GROUP INDEMNIFIED PARTY.

(b) Indemnification by the General Partner. The General Partner shall indemnify and hold harmless Hess and each of its Affiliates, and each of their respective officers, directors, employees, agents and representatives (collectively, the “Hess Indemnified Parties”) from and against all Claims, and upon demand by Hess, shall protect and defend the Hess Indemnified Parties from the same, alleged, asserted or suffered by or arising in favor of any Person, and shall pay any and all Losses incurred by, imposed upon or rendered against one or more of the Hess Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Claims are foreseeable or unforeseeable, all to the extent that such Losses are in respect of or arise from (i) willful and material breaches by the General Partner of this Agreement or (ii) Claims by a third party relating to (A) willful and material breaches by the General Partner of this Agreement or (B) the Public Company Group’s gross negligence or willful misconduct in connection with the performance of the Public Company Group Services; PROVIDED, HOWEVER, THAT THE GENERAL PARTNER SHALL NOT BE OBLIGATED TO INDEMNIFY OR HOLD HARMLESS THE HESS INDEMNIFIED PARTIES FROM AND AGAINST ANY LOSSES TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF ANY HESS INDEMNIFIED PARTY.

(c) Indemnification Procedure. The indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Section 10, it will provide Notice thereof in writing to the indemnifying Party, specifying the nature of and specific basis for such Claim.

(i) The indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any Claims brought against the indemnified Party that are covered by the indemnification under this Section 10, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the indemnified Party unless it includes a full release of the indemnified Party from such Claim.

(ii) The indemnified Party agrees to cooperate fully with the indemnifying Party, with respect to all aspects of the defense of any Claims covered by the indemnification under this Section 10, including, without limitation, the prompt furnishing to the indemnifying Party of any correspondence or other Notice relating thereto that the indemnified Party may receive, permitting the name of the indemnified Party to be utilized in connection with such defense, the making available to the indemnifying Party of any files, records or other information of the indemnified Party that the indemnifying Party considers relevant to such defense and the making available to the indemnifying Party of any employees of the indemnified Party; provided, however, that in connection therewith the indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the indemnified Party pursuant to this Section 10(c). In no event shall the obligation of the indemnified Party to cooperate with the indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Section 10; provided, however, that the indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The indemnifying Party agrees to keep any such counsel hired by the indemnified Party informed as to the status of any such defense, but the indemnifying Party shall have the right to retain sole control over such defense.

(iii) In determining the amount of any loss, cost, damage or expense for which the indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (A) any insurance proceeds realized by the indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (B) all amounts recovered by the indemnified Party under contractual indemnities from third parties.

(d) Limitation on Liability. Notwithstanding anything to the contrary contained herein, neither Party shall be liable or responsible to the other Party or such other Party’s Affiliates for any consequential, incidental or punitive damages, or for loss of profits or revenues of any kind (collectively referred to as “Special Damages”), incurred by such Party or its Affiliates that arise out of or relate to this Agreement, regardless of whether any such Claim arises under or results from contract, tort, or strict liability; provided that the foregoing limitation is not intended to and shall not affect Special Damages imposed in favor of unaffiliated Persons that are not Parties to this Agreement.

11.	FORCE MAJEURE

A Service Provider’s obligations under this Agreement may be temporarily suspended during the occurrence of, and for the entire duration of, a Force Majeure. As soon as possible upon the occurrence of a Force Majeure, such Service Provider shall provide the applicable Service Recipient with written Notice of the occurrence of such Force Majeure (a “Force Majeure Notice”). Such Service Provider shall identify in such Force Majeure Notice the approximate length of time that it reasonably believes in good faith such Force Majeure shall continue. During the period of the Force Majeure event, such Service Provider shall be excused from the performance with respect to its obligations related to the provision of the applicable Service(s) hereunder. The applicable Service Recipient (or its Affiliate, as applicable) shall not be required to pay fees for any affected Service(s) during the Force Majeure. Such Service Provider shall use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and shall resume performance of its obligations as soon as practicable.

12.	ASSIGNMENT; BINDING EFFECT

No Party may assign this Agreement without the prior written consent of the other Parties; provided, however, that any Party may subcontract any of the Services provided by such Party hereunder so long as such Services continue to be provided in a manner consistent with past practices and industry standards and in accordance with Section 7 above. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

13.	NOTICE

All written notices, requests, demands and other communications required or permitted to be given under this Agreement shall be considered a “Notice” and shall be deemed sufficient in all respects (a) if given in writing and delivered personally, (b) if sent by overnight courier, (c) if mailed by U.S. Express Mail or by certified or registered U.S. Mail with all postage fully prepaid, (d) sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), or (e) sent by electronic mail transmission (provided any such electronic mail transmission is confirmed either orally or by written confirmation, including via a reply electronic mail transmission) and, in each case, addressed to the appropriate Party at the address for such party shown below:

If to the General Partner or any other member of the Public Company Group:	If to Hess or any of the Hess Entities:
Hess Midstream Partners GP LLC	Hess Corporation
1501 McKinney Street	1185 Avenue of the Americas
Houston, TX 77010	New York, NY 10036
Attn:	Attn:
Fax:	Fax:
Email:	Email:

With a copy to:	With a copy to:

Hess Midstream Partners GP LLC	Hess Corporation
1501 McKinney Street	1185 Avenue of the Americas
Houston, TX 77010	New York, NY 10036
Attn:	Attn:
Fax:	Fax:
Email:	Email:

Any Notice given in accordance herewith shall be deemed to have been given (i) when delivered to the addressee in person, or by courier, during normal business hours, or on the next Business Day if delivered after business hours, (ii) when received by the addressee via facsimile or electronic mail transmission during normal business hours, or on the next Business Day if received after business hours, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the U.S. Mail, as the case may be. The Parties may change the address, telephone number, facsimile number, electronic mail address and individuals to which such communications to any Party are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.

14.	CONFIDENTIAL INFORMATION

(a) Obligations. Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Section 14. Each Party further agrees to take the same care with the other Parties’ Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

(i) is available, or becomes available, to the general public without fault of the receiving Party;

(ii) was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of the Public Company Group that was in the possession of Hess or any of its Affiliates as a result of their ownership or operation of the Public Company Group Assets prior to the Effective Date);

(iii) is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

(iv) is independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

For the purpose of this Section 14, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

(b) Required Disclosure. Notwithstanding Section 14(a), if the receiving Party becomes legally compelled to disclose the Confidential Information by a Governmental Authority or Applicable Law, or is required to disclose by the listing standards of the New York Stock Exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

(c) Return of Information. Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such back-up or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Section 14, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

(d) Receiving Party Personnel. The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third-party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

(e) Survival. The obligation of confidentiality under this Section 14 shall survive the termination of this Agreement for a period of two (2) years.

15.	MISCELLANEOUS

(a) Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

(b) Entire Agreement. This Agreement, together with the schedules attached hereto, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the Parties in connection therewith.

(c) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Texas without giving effect to its conflict of laws principles. Each Party hereby irrevocably submits to the exclusive jurisdiction of any federal court of competent jurisdiction situated in the State of Texas United States District Court for the Southern District of Texas, or if such federal court declines to exercise or does not have jurisdiction, in the district court of Harris County, Texas. The Parties expressly and irrevocably submit to the jurisdiction of said courts and irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement brought in such courts, irrevocably waive any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waive the right to object, with respect to such claim, action, suit or proceeding brought in any such court that such court does not have jurisdiction over such Party. The Parties hereby irrevocably consent to the service of process by registered mail, postage prepaid, or by personal service within or without the State of Texas. Nothing contained herein shall affect the right to serve process in any manner permitted by Applicable Law.

(d) Counterparts; Multiple Originals. This Agreement may be executed in any number of counterparts (including by facsimile or portable document format (.pdf)), all of which together shall constitute one agreement binding each of the Parties. Each of the Parties may sign any number of copies of this Agreement. Each signed copy shall be deemed to be an original, and all of them together shall represent one and the same agreement.

(e) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(f) No Third-Party Beneficiaries. It is expressly understood that the provisions of this Agreement do not impart enforceable rights in anyone who is not a Party or the successor or permitted assignee of a Party.

(g) WAIVER OF JURY TRIAL. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

(h) Schedules. Each of the schedules attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(i) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

HESS CORPORATION

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LLC

By:
Name:
Title:

HESS MIDSTREAM PARTNERS GP LP

By:	Hess Midstream Partners GP LLC, its general partner

By:
Name:
Title:

Signature Page to MLP Operational Services Agreement

Schedule A

HESS SERVICES

I: Maintenance Services

(a)	Day-to-day routine and emergency supervision, administrative liaison and related services required in connection with the maintenance and repair of the Public Company Group Assets. Hess shall employ such of its own or outside personnel as may be necessary to perform this maintenance supervision, liaison and related services, that possess the qualifications, experience and/or training consistent with the qualifications and experience which are typical for personnel maintaining such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(b)	Maintenance and repair of the Public Company Group Assets, and other obligations required by right-of-way agreements, within such maintenance/repair parameters and specifications as may be in accordance with sound engineering and maintenance practices and Applicable Law. Hess shall employ such of its own or outside personnel as may be necessary to perform this maintenance, that possess the qualifications, experience and/or training consistent with the qualifications and experience which are typical for personnel maintaining such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(c)	Provision of equipment inspection, surveillance, corrosion control and monitoring, and the resulting records and history in accordance with Applicable Law and industry practices.

(d)	Implementation of a preventative maintenance program, including static vessel, tank, rotating and electrical equipment maintenance and integrity, for the Public Company Group Assets, including, without limitation, periodic testing, adjustment, maintenance, repair and/or replacement of the Public Company Group Assets, in each case in accordance with prudent industry practices and Applicable Law.

(e)	Preparation and retention of appropriate records and logs as required by Applicable Law and that a prudent provider of maintenance services would maintain regarding the Public Company Group Assets, which records and logs shall be made available to the General Partner upon request.

(f)	Providing technical services for purposes of trouble-shooting problems, improving, upgrading, repairing and meeting all regulatory or safety requirements for the Public Company Group Assets.

(g)	Perform all planning, design and engineering functions related to the maintenance and repair of the Public Company Group Assets; selecting contractors and material suppliers for such activities.

(h)	Advise the General Partner of major plans or significant changes in the maintenance or repair of the Public Company Group Assets.

(i)	Perform such other maintenance, repair and related services as the General Partner may request from time to time.

Schedule A-1

II: Operating Services

(a)	Day-to-day routine and emergency supervision of the operation of the Public Company Group Assets in accordance with the directions provided by the General Partner and in a manner to maximize revenues, optimize asset useful life, minimize asset downtime and service disruption, and optimize the use of fuels, utilities and consumables. Hess shall employ such of its own or outside personnel as may be necessary to perform this supervision, that possess the qualifications, experience and / or training consistent with the qualifications and experience which are typical for personnel supervising the operation of such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(b)	Operation of the Public Company Group Assets and other facilities within such operating parameters and specifications as may be in accordance with sound engineering and operating practices and Applicable Law. Hess shall employ such of its own or outside personnel as may be necessary to perform this operation, that possess the qualifications, experience and/or training consistent with the qualifications and experience which are typical for personnel operating such facilities and in accordance with the rules and regulations of Hess and any applicable Governmental Authority and Applicable Law.

(c)	Preparation and retention of appropriate records and logs as required by Applicable Law and that a prudent provider of operating services would maintain regarding the Public Company Group Assets, which records and logs shall be made available to the General Partner upon request.

(d)	Perform monitoring and control services (including, but not limited to, supervisory control and data acquisition, SCADA) for the Public Company Group processing facilities, pipelines, and terminaling facilities.

(e)	Determine net volume and composition received and delivered for custody transfer by utilizing and maintaining measurement facilities comprised of components of standard make, installed, operated, calibrated, and maintained in accordance with the latest edition of the American Petroleum Institute Manual of Petroleum Measurement Standards, and standard industry practices.

(f)	Carry out periodic performance testing of the assets as directed by the General Partner and, in cooperation with the General Partner, recommend actions for improvement, expansion, and asset development.

(g)	Schedule all outages and maintenance shutdowns to minimize loss and costs to the Public Company Group and coordinate such outages and maintenance shutdowns with the General Partner to aid the General Partner in managing the Public Company Group’s operations.

(h)	Prepare, file and renew, as applicable, all operating licenses and/or permits as directed by the General Partner or as required by the rules and regulations of any applicable Governmental Authority or Applicable Law.

Schedule A-2

(i)	In the event of an emergency, take such action as may be reasonably necessary to prevent, avoid, or mitigate any injuries to individuals, damage or loss to property, and as soon as practicable, report any such material incident, including Hess’s response thereto, to the General Partner. In the event Hess must shut down any portion of the Public Company Group Assets in order to secure and make safe the Public Company Group Assets in connection with a response to any emergency involving any of the Public Company Group Assets, such portion of the Public Company Group Assets shall remain shut down until such time as it is deemed safe by the General Partner (in consultation with Hess) to resume operation.

(j)	Provide technical engineering support, to the extent Hess is able, using its then-existing employees, for (i) solving operations and maintenance issues, problems, or concerns with regard to operations and maintenance, and (ii) recommending modifications, repairs, replacements and improvements and, at the General Partner’s request or approval, cause the same to be implemented, subject to the terms and conditions Hess and the General Partner may mutually agree, of the Public Company Group Assets, and to the extent Hess’s employees are unable to provide appropriate or necessary support, arrange for such support.

(k)	Such other operating services as the General Partner may request from time to time.

Schedule A-3

III: Administrative Services

(a)	As directed by the General Partner, preparation, filing and renewal, as applicable, of tariffs and other applicable regulatory filings with FERC and/or state agencies.

(b)	As directed by the General Partner, preparation and filing of permits, permit updates, and other documents required by any Governmental Authority, if any, having jurisdiction over Hess, the Public Company Group or their respective businesses.

(c)	Product quality and assurance.

(d)	Such other administrative services as the General Partner may request from time to time.

Schedule A-4

IV: Construction Services

(a)	Construction, reconstruction, reconditioning, overhaul and replacement of Public Company Group Assets and related facilities.

(b)	Provide such oversight and management services as may be necessary in connection with the activities described in item (a) above.

(c)	Perform all planning, design and engineering functions related to the activities described in item (a) above as may be necessary.

Schedule A-5

Schedule B

FEES PAYABLE FOR HESS SERVICES

As consideration for Hess’s performance of the Hess Services, Hess will charge the Public Company Group, and the General Partner, for and on behalf of the Public Company Group, will pay to Hess, fees equal to the “cost-of-service base” (as defined below) plus an additional markup equal to the following percentages:

Service	Fee

Engineering Services:	Cost-of-service base plus 5.43%

Management Services:	Cost-of-service base plus 12.74%

Notwithstanding the foregoing, and for the avoidance of doubt, no markup shall be applied to expenses related to work performed by third-party contractors engaged directly by the General Partner or any other member of the Public Company Group, even if Hess or one of its Affiliates assists in the procurement of such work on behalf of the General Partner or such other member.

The “cost-of-service base” is equal to the Public Company Group’s allocable share of the total cost of Hess’s employees and contractors, sub-contractors, or other outside personnel engaged by Hess, as such allocable share is determined by Hess’s then-current corporate transfer pricing practices, as generally applied in a non-discriminatory manner.

Schedule B-1